Exhibit 4(d)
THE LAMSON & SESSION CO.
NONQUALIFIED
DEFERRED COMPENSATION PLAN
(POST-2004)
ARTICLE I
PURPOSE OF THE PLAN
     The Lamson & Sessions Co. (the “Company”), hereby adopts The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004) (the “Plan”), effective January 1, 2005 (the “Effective Date”). The Plan was formed as a result of a spin-off of the portion of The Lamson & Sessions Co. Deferred Compensation Plan for Executive Officers (as amended and restated as of April 30, 2004) (the “Prior Plan”) that was attributable to the deferrals and contributions made by or on behalf of those active and terminated participants in the Prior Plan attributable to services performed on or after January 1, 2005. The Plan is a successor plan to the Prior Plan.
     The purpose of The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004) is to provide a designated group of management and other highly compensated employees of the Company with the opportunity to defer receipt of compensation payable to them for services rendered on and after January 1, 2005.
ARTICLE II
DEFINITIONS
     As used herein, the following words shall have the meanings stated after them unless otherwise specifically provided:
     2.1 “Annual Incentive Compensation” shall mean cash incentive compensation payable during a fiscal year to a Participant pursuant to an incentive compensation plan now in effect or hereafter established by the Company, including, without limitation, the Company’s Short-Term Incentive Plan.
     2.2 “Base Pay” shall mean the annual fixed or base compensation, payable to a Participant.
     2.3 “Change in Control” shall be deemed to have occurred if any of the following events shall occur, and if such event constitutes a change in the ownership or control of the Company, or in the ownership of a substantial portion of the assets of the Company (for purposes of Section 409A of the Code):
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); or
     (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or
     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     Notwithstanding the foregoing, however, for purposes of subsection (a) above, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) above of this Section.
     2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.5 “Committee” shall mean the Governance, Nominating and Compensation Committee of the Board of Directors.
     2.6 “Common Shares” shall mean the common shares, without par value, of the Company.
     2.7 “Company” shall mean The Lamson & Sessions Co., an Ohio corporation.
     2.8 “Company Discretionary Contribution Amount” shall mean, for each Plan Year, an amount the Company, in its sole discretion, may, but is not required to, credit to any Participant’s Deferred Compensation Account pursuant to Section 4.2.
     2.9 “Deferred Compensation Account” shall mean the book keeping account maintained by the Committee on behalf of each Participant pursuant to Section 5.2 of the Plan that is credited with Base Pay, Annual Incentive Compensation, or amounts under Section 3.1(b)(3) which are deferred by a Participant and with amounts contributed by the Company pursuant to Article IV, and the interest on such amounts as determined in accordance with Section 5.3 of the Plan.
     2.10 “Disability” means permanent and total disability as determined under the Company’s long term disability program.
     2.11 “Eligible Employee” shall mean a full-time or part-time employee of the Company (or a Subsidiary that has adopted the Plan) who is
•	an “officer (as defined in Rule 16a-1(f) promulgated under the Exchange Act, or in any successor to such rule) of the Company, or
•	as determined by the Committee, a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Committee to participate in the Plan. Unless otherwise determined by the Committee, an Eligible Employee shall continue as such until he or she has a separation from service, as defined under Section 409A of the Code.
     2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     2.13 “Key Employee” shall mean a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company (or a Subsidiary).

     2.14 “Leadership Council” shall mean the Chief Executive Officer, Chief Financial Officer, Senior Vice President of Carlon, Senior Vice President of Lamson Home Products and Lamson Vylon Pipe, Vice President and Controller, Vice President of Supply Chain, Vice President of Operations, Chief Information Officer, Vice President of Human Resources and such other executive as is named to the Council.
     2.15 “Participant” shall mean any Eligible Employee who has at any time made a deferral election in accordance with Article III of the Plan or had an amount contributed to his Deferred Compensation Account pursuant to Article IV of the Plan and who, in conjunction with his or her Beneficiary, has not received a complete distribution of the amount credited to his or her Deferred Compensation Account.
     2.16 “1998 Plan” shall mean The Lamson & Sessions Co. 1998 Incentive Equity Plan.
     2.17 “Plan Year” shall mean the calendar year.
     2.18 “Retirement” means Termination of Employment with the Company or any Subsidiary on or after (i) the first day of the month following attainment of age sixty-five (65), or (ii) the first day of the month following attainment of age fifty-five (55) and completion of ten (10) Years of Service.
     2.19 “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.
     2.20 “Termination of Employment” shall mean a separation from service as defined under Section 409A of the Code, as amended, and the guidance issued thereunder.
     2.21 “Trust Agreement” shall mean the Trust Agreement, dated June 30, 1999, between the Company and the Trustee in connection with the Plan.
     2.22 “Trustee” shall mean National City Bank, any corporate successor to a majority of its trust business, or any successor Trustee hereunder.
     2.23 “Years of Service” shall mean a twelve-month period commencing on an Eligible Employee’s date of hire and on each subsequent anniversary thereof, such periods to be determined in accordance with the rules relating to a Vesting Year of Service as defined by The Lamson & Sessions Co. Salaried Employees’ Retirement Plan, as amended and restated effective January 1, 2001.
ARTICLE III
ELECTIONS BY PARTICIPANTS
     3.1 ELECTION TO DEFER.
     (a) Prior to January 1, 2007, an Eligible Employee may elect, no later than December 31 of any year, to defer receipt of all or a specified part or the Annual Incentive Compensation that may become payable to him or her for the performance of services in the following year that in the absence of such deferral would be payable in the second following year.
     (b) With respect to compensation earned for services performed on and after January 1, 2007, a Participant may elect, no later than December 31 of any year, to defer receipt of:
     (1) a percentage (not to exceed 75%) of his or her Base Pay that may become payable to him or her for the performance of services in the following year, plus
     (2) a percentage (up to 100%) of his or her Annual Incentive Compensation that may become payable to him or her for the performance of services in the following year, that in the absence of such deferral would be payable in the second following year, plus
     (3) any excess contribution or excess aggregate contribution under the Company’s 401(k) Plan that, in the absence of such deferral, would be returned to the Participant in the second following year by reason of the failure of the nondiscrimination requirements applicable to 401(k) plans.
     Such election(s) shall be made on an election form specified by the Committee (“Election Form”) and filed with the Secretary of the Company.
     3.2 EFFECTIVE DATE OF ELECTION.
     (a) An Election Form that is timely delivered shall be effective for the Base Pay, Annual Incentive Compensation and amounts deferred pursuant to Section 3.1(b)(3) that are earned in the succeeding calendar year.
     (b) Participants for whom the Company makes a contribution pursuant to Article IV must complete an Election Form prior to December 31 of the calendar year preceding the calendar year to which the contribution relates specifying the time and form of payment pursuant to Article VI. In the absence of an election as to time and form of payment by a Participant, payment will be made pursuant to Section 6.1(a) and in the form of a lump sum distribution.
     (c) A Participant may make a separate election each Plan Year with respect to such Plan Year’s deferrals under Article III and employer contributions under Article IV. Such separate election shall apply to all deferrals and all contributions, plus their earnings, made with respect to a particular Plan Year.
     3.3 AMOUNT DEFERRED. A Participant shall designate on the Election Form the percentage or the amount of his or her Base Pay, if applicable, or Annual Incentive Compensation that is to be deferred pursuant to this Plan, and whether amounts described in Section 3.1(b)(3) are to be deferred pursuant to this Plan.

ARTICLE IV
COMPANY CONTRIBUTIONS
     4.1 COMPANY MATCHING CONTRIBUTIONS. For members of the Leadership Council who participate in this Plan, the Company will match 20% of the Annual Incentive Compensation deferred by such Participant and use such amount to issue Restricted Shares (as such term is defined in the 1998 Plan) to the Participant. Such Restricted Shares will be issued under the 1998 Plan and will be subject to the terms and conditions set forth in the 1998 Plan.
     4.2 COMPANY DISCRETIONARY CONTRIBUTIONS. For any Plan Year, the Company may, but is not required to, contribute a Company Discretionary Contribution Amount to a Participant’s Deferred Compensation Account. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Discretionary Contribution Amount for that Plan Year. Such Company Discretionary Contribution Amount described herein shall be credited on a date or dates to be determined by the Committee, in its sole discretion.
ARTICLE V
ACCOUNTS AND INVESTMENTS
     5.1 CONTRIBUTIONS. The Company shall transfer to the Trustee an amount equal to one hundred percent (100%) of the amount deferred pursuant to this Plan or contributed by the Company pursuant to this Plan. The transfer of deferrals shall be made within thirty days after such deferred amounts would otherwise have been paid to the Participant. The transfer of amounts contributed by the Company shall be made on or about the date or dates determined by the Committee pursuant to Section 4.2 of the Plan.
     5.2 ESTABLISHMENT OF ACCOUNTS. A separate Deferred Compensation Account shall be established for any Participant who makes deferrals or receives contributions pursuant to this Plan. Amounts deferred by each Participant or contributed by the Company shall be paid in cash to the Trustee by the Company and credited to such Participant’s Deferred Compensation Account. Amounts transferred to the Trustee with respect to compensation earned for the performance of services prior to January 1, 2007, shall be applied by the Trustee to the purchase of Common Shares, which shall be held by the Trustee and credited to such Participant’s Deferred Compensation Account pending distribution, together with any Common Shares acquired through reinvested dividends as herein provided. Amounts deferred or contributed with respect to compensation earned for the performance of services on and after January 1, 2007, shall be credited with earnings as if invested by the Trustee pursuant to the Participant’s investment directions in accordance with Section 5.4, regardless of whether such investments actually take place.
     5.3 ADJUSTMENT OF ACCOUNTS. Each Participant’s Deferred Compensation Account shall be credited from time to time with all dividends or other distributions paid on the number of Common Shares reflected in the Deferred Compensation Account and with the earnings as if invested in the other investment options made available to Participants pursuant to Section 5.4. As of December 31 of each year and on such other dates as the Committee directs, the value of the deferrals, contributions and earnings credited to each Participant’s Deferred Compensation Account shall be determined.
     5.4 INVESTMENT OF ASSETS.
     (a) The assets of the Trust Fund shall be held by the Trustee in the name of the Trust.
     (b) Except as provided in Section 5.5 hereof, all amounts received by the Trustee pursuant to this Plan,
     (1) prior to January 1, 2007, shall be invested and reinvested only in whole Common Shares, and
     (2) on and after January 1, 2007, shall be invested as directed by the Committee. Notwithstanding the foregoing, a Participant’s Deferred Compensation Account shall be credited with gains, losses and earnings as if invested pursuant to investment directions made by the Participant, in accordance with investment deferral crediting options and procedures which options shall, at the discretion of the Committee, include investment in Common Shares. Once a Participant elects to direct investment into Common Shares, such investment must be deemed to remain in Common Shares thereafter. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time.
     (3) By electing to defer any amount pursuant to this Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a Participant’s Deferred Compensation Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.
     5.5 ASSETS HELD IN CASH. The Trustee may, in its sole discretion, maintain in cash such amounts as it deems necessary. Amounts maintained in cash by the Trustee shall be kept to a minimum consistent with the duties and obligations of the Trustee as set forth in the Trust Agreement and shall not be required to be invested at interest.
ARTICLE VI
PAYMENT OF ACCOUNTS
     6.1 TIME OF PAYMENT.
     (a) (1) Unless a Participant elects otherwise pursuant to subsection (2) below, amounts held in a Participant’s Deferred Compensation Account attributable to a particular Plan Year shall be deferred until the third anniversary of the last day of the calendar year in which the services were performed to which the deferral or contribution relates (unless subsequently deferred pursuant to subsection (c) hereof).
     (2) Subject to Section 3.2 of the Plan, a Participant may elect to defer receipt of the portion of his or her Deferred Compensation Account attributable to a particular Plan Year until (i) a specified date (with a minimum deferral period of at least three years), or (ii) the date of his or her Termination of Employment by reason of Retirement, subject to the provisions of Section 6.2
     (3) Notwithstanding the foregoing, a Participant’s Deferred Compensation Account shall be paid upon the earliest of (i) a Participant’s death, (ii) a Participant’s Termination of Employment by reason of Disability, (iii) a Participant’s Termination of Employment, or (iv) the occurrence of a Change in Control.
     (b) Restriction On Key Employees. Notwithstanding the foregoing provisions of this Section 6.1, if the Participant is a Key Employee, payment on account of Termination of Employment, including the first payment of a series of annual installment payments, shall commence on the first payroll date next following the first business day of the seventh month following such Termination of Employment (or, if earlier, the date of death).
     (c) Subsequent Elections. A Participant may delay or change the method of payment of the Deferred Compensation Account subject to the following requirements:
     (1) The new election may not take effect until at least 12 months after the date on which the new election is made.
     (2) If the new election relates to a payment other than on account of a Participant’s Termination of Employment with the Company due to death or Disability or a hardship distribution under section 6.3, the new election must provide for the deferral of the first payment for a period of at least five years from the date such payment would otherwise have been made.
     (3) If the new election relates to a payment described in Section 6.1(a), the new election must be made at least 12 months prior to the date of the first scheduled payment from such account.
     (4) A subsequent election must be made on a subsequent election form specified by the Committee and filed with the Secretary of the Company.
     (d) Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code.
     6.2 METHOD OF DISTRIBUTION.
     (a) If a Participant elects payment upon Termination of Employment by reason of Retirement, he or she may elect payment in the form of annual installments for a period of up to fifteen (15) years. To receive annual installment payments, a Participant must actually reach Retirement. Each annual installment payment shall be determined by dividing the Participant’s Deferred Compensation Account at the end of the applicable calendar year by the number of installments remaining in the installment period. A Participant who elects annual installment payments upon Termination of Employment by reason of Retirement but who has a Termination of Employment prior to Retirement shall receive payment in the form of a lump sum distribution.
     (b) Except for payments elected upon Termination of Employment by reason of Retirement where the Participant reaches Retirement, all other payments hereunder shall be made in the form of a lump sum distribution.
     (c) Common Shares held in a Participant’s Deferred Compensation Account shall be distributed in kind.
     6.3 HARDSHIP DISTRIBUTIONS. Prior to the time a Participant’s Deferred Compensation Account becomes payable, a distribution of all or a portion of a Participant’s Deferred Compensation Account may be made in the event such Participant requests a distribution on account of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant, his spouse or his dependent (as defined in Section 152(a) of the Internal Revenue Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the financial hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     6.4 DESIGNATION OF BENEFICIARY. Upon the death of a Participant, his or her Deferred Compensation Account shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or no designated beneficiary surviving at a Participant’s death, payment of a Participant’s Deferred Compensation Account shall be made to his or her estate. Beneficiary designations shall be made in writing. A Participant may designate a new beneficiary or beneficiaries at any time by notifying the Committee.
     6.5 TAXES. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, such amounts shall be deducted from such payments and transmitted to the appropriate taxing authority.
ARTICLE VII
CREDITORS AND INSOLVENCY
     7.1 CLAIMS OF THE COMPANY’S CREDITORS. All assets held in trust pursuant to the provisions of this Plan, and any payment to be made by the Trustee pursuant to the terms and conditions of the Trust, shall be subject to the claims of general creditors of the Company, including judgment creditors and bankruptcy creditors. The rights of a Participant or his or her beneficiaries to any assets of the Trust Fund shall be no greater than the rights of an unsecured creditor of the Company.
     7.2 NOTIFICATION OF INSOLVENCY. In the event the Company becomes insolvent, the Board of Directors of the Company and the chief executive officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust Fund to any Participant or any beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such insolvency. Under any such circumstance, the Trustee shall deliver any property held in the Trust Fund only as a court of competent jurisdiction may direct to satisfy the claims of the Company’s creditors. For purposes of this Plan, the Company shall be deemed to be insolvent if the Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as amended, or is unable to pay its debts as they mature.
ARTICLE VIII
ADMINISTRATION
     The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan with the help of legal counsel, if necessary. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be filed with the Committee.
ARTICLE IX
MISCELLANEOUS
     9.1 TERM OF PLAN. The Company reserves the right to amend or terminate the Plan at any time; PROVIDED, HOWEVER, that no amendment or termination shall affect the rights of Participants to amounts previously credited to their accounts. The Trust shall remain in effect until such time as the entire corpus of the Trust Fund has been distributed pursuant to the terms of the Plan.
     9.2 ASSIGNMENT. No right or interest of any Participant (or any person claiming through or under such Participant, other than the surviving spouse of such Participant after he or she is deceased, if any,) benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such Participant.
     In addition, a Participant or beneficiary shall have no rights against or security interest in the assets of the Trust Fund and shall have only the Company’s unsecured promise to pay benefits. All assets of the Trust Fund shall remain subject to the claims of the Company’s general creditors.
     9.3 TAXES. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code. It is the intention of the Company that the amounts deferred pursuant to this Plan shall not be included in the gross income of the Participants or their beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to the Participants or their beneficiaries, such amounts shall be distributed immediately to the Participants or their beneficiaries. Notwithstanding the foregoing, the Company shall not be obligated to guarantee any particular tax result for a Participant with respect to any income recognized by the Participant in connection herewith, and the Participant shall be responsible for any taxes imposed on the Participant in connection herewith.
     9.4 COMPLIANCE WITH SECTION 409A OF THE CODE. It is intended that this Plan comply with the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).
     9.5 EFFECTIVE DATE OF PLAN. The Prior Plan was originally effective as of June 30, 1999. The Prior Plan, was later amended and restated, effective as of October 18, 2001. This Plan was formed as a result of a spin-off from the Prior Plan, effective January 1, 2005.
     Executed this ___day of ___, 2006.

The Lamson & Sessions Co.
By:	/s/ James J. Abel

Name:	James J. Abel
Title:	Executive Vice President, Secretary,
Treasurer and Chief Financial Officer